MARCUM
ACCOUNTANTS ▲ ADVISORS

December 15, 2023

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

We have read the statements made by Compass Digital Acquisition Corp. included under Item 4.01 of its Form 8-K dated December 15, 2023. We agree with the statements concerning our Firm under Item 4.01. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

Marcum LLP

Marcum LLP
Boston, MA